ASSET PURCHASE AND SALE AGREEMENT

BETWEEN

TRANSAKT LTD.
AS PURCHASER

AND

VEGFAB AGRICULTURAL TECHNOLOGY CO.LTD
AS VENDOR

REGARDING THE ACQUISITION OF SUBSTANTIALLY ALL OF THE ASSETS OF VEGFAB
AGRICULTURAL TECHNOLOGY CO.LTD

May 3, 2012

ASSET PURCHASE AND SALE AGREEMENT

THIS AGREEMENT is dated the 3rd day of May, 2012

Between:

TRANSAKT LTD.,
a corporation incorporated under the laws Of the STATE OF NEVEDA, USA
(Hereinafter referred to as the “Purchaser”)

-And-

VEGFAB AGRICULTURAL TECHNOLOGY CO.LTD,
a corporation incorporated under the laws of Taiwan.R.O.C
(Hereinafter collectively referred to as the “Vendor”)

WHEREAS the Purchaser has agreed to purchase the Assets from the Vendor, and the Vendor has agreed to sell the Assets to the Purchaser, upon and subject to the terms and condition hereof;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the covenants and agreements herein contained the parties hereto as follows:

ARTICLE 1
INTERPRETATION

1.1 Definitions

In this Agreement, unless something in the subject matter or context is inconsistent therewith:

(a) “Agreement” means this agreement and all amendments made hereto by written agreement amongst the Purchaser and the Vendor;

(b) “Assets” means all of the property and undertaking of the Vendor required for the operation and conduct of the Vendor’s Business, including without limitation all the technology, equipment, intellectual property, facilities, systems, hardware, software, books, records, inventory, and goodwill, listed Excluded Assets and Liabilities;

(c) “Bill of Sale and General Conveyance” means the form of Bill of Sale and general Conveyance attached hereto as Schedule ”C”;

(d) “Business Day” means a day other than Saturday, Sunday, or statutory holiday in Las Vegas;

(e) “Closing Date” means May 3, 2012, or such other date as may be agreed to in the writing amongst the Purchaser and the Vendor, or as may be required by the Exchange or the Taiwan Government;

(f) “Effective Date” means the Closing Date or such earlier date agreed to by the Parties.

(g) “Employment Agreement” means the form of Employment Agreement attached hereto as Schedule ”D”;

(h) “Exchange” means OTC Markets OTCQB Exchange;

(i) “Exchange Assets and Liabilities” means the assets and liabilities of the Vendor listed and described in Schedule ”E” attached hereto;

(j) “Independent Appraisal” means the independent appraisal of the Assets to be obtained by the Purchaser in accordance with Section 4.9 hereof;

(k) “Purchaser” means TransAKT Ltd.;

(l) “TransAKT Shares ” means an agreement of 150,000,000 common shares in the capital of the Purchaser to be issued to Vendor pursuant to this Agreement upon approval of the Exchange and all other regulatory bodies having jurisdiction;

(m) “TransAKT Taiwan” means a direct or indirect wholly-owned subsidiary of the Purchaser incorporated and organized under the laws of Taiwan, R.O.C;

(n) “Vendor” means Vegfab Agricultural Technology Co. Ltd.

(o) “Vendor’s Business” means the business and undertaking operated and conducted by the vendor as of the Effective Date and the date of this Agreement, including the provisioning and supplying of All new technology of Planting agricultural products, including equipments and services.

(p) “Vendor’s Financial Statements” means the balance sheet and statements of income, retained earnings and changes in financial position, and the notes thereto, for the fiscal period ended in the Effective Date attached hereto as Schedule “B”

1.2 Headings

Insertions of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder”, and similar expression refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections and Agreement.

1.3 Extended Meanings

In this Agreement, unless the context requires otherwise, words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa, and words importing persons shall include, partnerships, associations, trusts, unincorporated organizations and corporations.

1.4 Accounting Principles

Wherever in this Agreement reference is made to a calculation to be made in accordance with generally accepted accounting principles from time to time approved by the USA Institute of Chartered Accountants, or any successor institute, applicable as at the date on which such calculation is made or required to be made in accordance with generally accepted accounting principles.

1.5 Currency

All references to currency herein are to lawful money of the United States unless otherwise stated.

1.6 Schedules

The following are the Schedules annexed hereto and incorporated by reference and deemed to be part hereof;

Schedule "A"- List and Description of Assets;
Schedule “B”- Vendor’s financial Statements;
Schedule “C”- Form of Bill of Sale and General Conveyance;
Schedule “D”- Excluded Assets and Liabilities

ARTICLE 2
PURCHASE OF ASSETS

2.1 Purchaser of Assets

(1) The Vendor shall sell and transfer the Assets to the Purchaser, and the Purchaser shall purchase and acquire the Assets form the Vendor, for and in consideration of: (i) US$1,000,000 in cash; and (ii) the issuance to the Vendor from the treasury of the Purchaser of the TransAKT shares, upon and subject to the terms and conditions hereof;

(2) Certificates evidencing the TransAKT Shares shall be delivered by the Purchaser to the Vendor on the Closing Date against delivery to the Purchaser of the Bill of Sale and General Conveyance and actual and physical possession of the Assets.

(3) The parties hereto acknowledge that the shares of TransAKT are trading on the Exchange at USD 0.04 as of the date of this agreement and that the maximum allowable discount permitted by the exchange on the issue of the TransAKT Shares is 25%, as of the date of this agreement. In accordance with the requirements of the exchange, the independent Appraisal will be completed to allow ratification by the exchange of the value of the TransAKT Shares to be issued relative to the value of the Assets.

(4) For greater certainty, the Purchaser and the Vendor hereby acknowledge and agree that the Excluded Assets and Liabilities are not being transferred, sold or assumed to or by the Purchaser pursuant to this Agreement, and the Vendor hereby agrees to indemnify and save the Purchaser harmless from and against any loss, cost, expense, damage or liability whatsoever arising from or in any way relating to the Exclude Assets Liabilities.

2.2 Closing

The sale and transfer of the Assets and issuance of the TransAKT Shares shall be completed on the Closing Date concurrently at the offices of the Purchaser’s solicitors, in Vancouver, British Columbia, Canada.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Vendor

The Vendors and Shareholders jointly and severally represent and warrant to the Purchasers as follows:

(a) The Vendor

I.	is a corporation duly organized, validly existing and in good standing under the laws of jurisdiction of its incorporation;
II.	has all requisite legal power and authority and the legal right to operate and conduct the Vendor’s Business and to own the Assets;
III.	is in compliance with its articles of incorporation, by-laws or other corporate documents, as the case may be;
IV.

is in compliance with all other applicable requirements of the law in each jurisdiction where it carries on the Vendor’s business; and has all permits from or by, has made all necessary filings with, and has given all necessary notices to, the extent required for such ownership, operation and conduct, except for permits which can be obtained by the taking of ministerial action to secure the grant or transfer thereof;

(b) The execution, delivery and performance of the Vendor of this Agreement and the consummation of the transactions contemplated hereby;

I.	are within the Vendor’s corporate powers;
II.	have been duly authorized by all necessary corporate action, including without limitation, the consent and approval of the requisite number of percentage of directors and shareholders of the Vendor;
III.	do not and will not:
	A.	contravene the Vendor’s articles of importance, bylaw, resolutions of its directors and shareholders or other comparable governing document;
	B.	violate any other applicable requirement of law, or any order or decree of any applicable governmental authority or arbitrator;
	C.	conflict with or result in the breech of, or constitute a default under, or result in or permit the termination or acceleration if, any contractual obligation of the Vendor; or
	D.	result in the creation or imposition of any lien, encumbrance or charge upon any of the Assets; and
IV.

do not require the consent of, authorization by, approval of , notice to , or filing or registration with, any governmental authority or any other person, other than those which have been or will be delivered on the Closing date to the Purchaser, and each of which from and after the Closing Date is and will be in full force and effect;

(c) this Agreement has been, and each of the closing documents to which the Vendor is a party will have been, upon delivery thereof pursuant hereto, duly executed and delivered by the Vendor as required; and this Agreement is and the closing documents to which the Vendor is a party will be, when delivered hereunder, legal, valid and binding obligations of the Vendor, enforceable against it in accordance with their term, except as and enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, both state and federal,

Affecting the enforcement of creditor’s right or remedies in general from time to time in effect and the exercise by counts of equitable powers or their application of public principles of public policy;

(d) The Assets, taken as a whole, constitute substantially all of the property and undertaking of the Vendor required in connection with the operation and conduct of the Vendor’s Business;

(e) the Vendor is the legal and beneficial owner of all of the Assets, with food title thereto, free and clear of all mortgages, security interests, claims, liens, charges, encumbrances or restrictions of any kind whatsoever;

(f) no other person has any written or verbal agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for the purchase from the Vendor of any the Assets;

(g) the Vendor’s Financial Statements (1) accurately and fairly set out and disclose the financial position of the Vendor, including the relation to the Assets and the Vendor’s Business, as at the Effective Date, and (2) have been prepared in accordance with generally accepted accounting principles consistently applied;

(h) since closing date, there has been no change in the affairs, business, prospects, operations or condition of the Assets and the Vendor’s Business, financial or otherwise, whether arising as a result if any legislative or regulatory change, revocation of any license or right to do business, fire, explosion, accident, casualty, labour trouble, flood, drought, riot, storm, condemnation, act of God, public force or otherwise, except changes occurring in the ordinary course of business which changes have not had, nor are expected to have, a material adverse effect on the organization, business, properties, prospects, or financial condition of the Assets and the Vendor’s Business;

(i) there are no pending or , to the best knowledge of the Vendor, threatened actions, investigations or proceedings affecting the Assets or the Vendor’s Business before and court, governmental authority or arbitrator; and the performance of any action by the Vendor required or contemplated by this Agreement is not restrained or enjoined (either temporarily, preliminarily, or permanently), and no material adverse effect is expected to result from or be imposed by any court, governmental authority or arbitrator, by or from any of the foregoing transactions;

(j) The Vendor as not made any untrue, inaccurate or misleading statement, claim or commitment, and has not made any misrepresentation of any fact or circumstance whatsoever, to any third party in relation to the Assets and Vendor’s Business;

(k) The Vendor is not (1) a party to any contractual or contingent obligation the compliance with would have a material adverse effect on the Assets and Vendor’s Business, or The performance of which by any thereof, either unconditionally or upon the happening of an event, will result in the creation of a lien, charge or encumbrance on the Assets and the Vendor’s Business or which would impair the exclusive use and enjoyment thereof, or (2) subject to any charter or corporate restriction which has a material adverse effect on the Assets and the Vendor’s Business;

(l) the Vendor is not in default under or with respect to any contractual obligation or contingent obligation owned by it and, to the best knowledge of the Vendor and the shareholders, no other party is in default under or with respect to any contractual obligation or contingent obligation owned to it; and all of the contracts comprising part of the Assets and the Vendor’s Business are in full force and effect and enforceable against the other parties thereto in accordance with their respective terms, and there are no defaults or notices of default in respect thereof;

(m) There is no requirement of law the compliance with which by the Vendor would have a material adverse effect on the Assets and the Vendor’s Business;

(n) the Assets and the Vendor’s Business are insured against loss, destruction and damage by insurance policies customarily carried in respect to similar assets and business, and such insurance policies will be continued in full force and effect up to the Closing Date; all policies of insurance of any kind or nature owned by or issued to the Vendor, including without limitation, policies of life, fire, theft, product liability, public liability, property damage and other casualty, employee fidelity, worker’s compensation and employee health and welfare insurance, are in full force and effect and are of a nature and provide such coverage as is sufficient and is customarily carried by companies of the size and character of the Vendor;

(o) the Assets and the Vendor’s Business have been operated in the ordinary and normal course since the Effective Date and will be operated in the ordinary and normal course after the date hereof and up to the Closing Date; the Vendor covenants and agrees to use all commercially reasonable efforts to preserve intact the Assets and the Vendor’s Business, preserve the relationship with all existing customers and vendors, perform all of its contractual obligation as such obligations affect the Assets and the Vendor’s Business, including keeping all required licenses and permits current and in good standing with the vendors or licensors thereof, and not to enter into any new contracts, agreements or other obligations affecting the Assets and the Vendor’s Business, other than the ordinary course of business, without the prior written approval of the Purchaser, up to the Closing Date;

(p) the Vendor has the legal and beneficial right, title, estate an interest, free and clear of any and all liens, charges, encumbrances or rights or claims of others, in and to all license, permits, patents rights, patents applications, trademarks, trademark applications, copyright applications, franchises, and all other technology and intellectual property listed and described in Schedule “a” and comprising part of the Assets required to operate and conduct the Vendor’s Business; and for greater certainty the Purchaser shall acquire pursuant to this Agreement all of the Vendor’s and the Vendor’s Business and the exclusive rights thereto including all rights to grant licenses to third parties, together with the legal and beneficial right to submit application or registration of all such knowledge, concepts and ideas in the Purchaser’s name;

(q) the Vendor has complied with and kept current and in good standing all customer and support service warranties, agreements, liabilities, trade payables and other obligations related to the Assets and the Vendor’s Business;

(r) there are no transfer fees payable to any governmental authority or any other third party respect to the sale and transfer of the Assets and the Vendor’s Business pursuant to this Agreement;

(s) neither this Agreement nor any closing document, schedule, list, certificate, declaration under oath or written statement now or hereafter furnished by the Vendor and the Shareholders to the Purchaser in connection with the transactions contemplated by this agreement contains or will contain any untrue statement or representation of a material fact on the part of the Vendor or the shareholders or omits or will omit on behalf of the Vendor and the Shareholders to state a material fact necessary to make any such statement or representation therein or herein contained not misleading; and

(t) the Vendor and the Shareholders have no information or knowledge of any fact not communicated to the Purchaser and relating to the Assets and the Vendor’s Business which, if know to the Purchaser, might reasonably be expected to deter the Purchaser from entering into this Agreement or from completing the transactions contemplated by this Agreement; and all facts known to the Vendor and Shareholders which are material to an understanding of the assets and the Vendor’s Business have been disclosed to the Purchaser.

3.2 Survival of Vendor’s and Shareholder’s Representations and Warranties

The representations and warranties of the Vendor and the Shareholders set forth in Section 3.1 are joint and several and shall continue in full force and effect for the benefit of the Purchaser for a period of five (5) years from the Closing Date.

3.3 Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Vendor and the Shareholders that:

(a) The Purchaser is a corporation, organized and subsisting under the laws of the Las Vegas, with the corporate power to own its assets and to carry on its business, and has make all necessary filings under applicable corporate securities and taxation laws or any other laws to which it is subject;

The authorized capital of the Purchaser consists of a 700,000,000 common shares and an 200,000,000 preferred shares, of which 195,339,005 common shares have been validly issued and are outstanding as fully paid and non- assessable;

(b) The purchaser has good ad sufficient power, authority and right to enter into and deliver this Agreement and to transfer( by issuing from treasury) the legal and beneficial title and ownership of the TransAKT Shares to the Vendor, free and clear of all Liens, charges, encumbrances and any other rights of others;

(c) The TransAKT Shares to be issued to the Vendor pursuant to Section 2.1 of this Agreement will upon issuance be duly and valid issued as fully paid and non-assessable shares in the capital of the purchaser and will upon issuance be duly listed for trading on the OTC Markets OTCQB Exchange, subject to satisfaction of certain customary conditions on issuance;

(d) Neither the entering into nor the delivery of this Agreement nor the completion if the transactions contemplated hereby the Purchaser will result in the violation of;

i.	Any of the provisions of the constating documents or by-laws of the Purchaser;
ii.	And agreement or other instrument to which the Purchaser is a party or by which the Purchaser is bound; or
iii.	Any applicable law, rule or regulation; and

(e) The Purchaser is a qualifying reporting issuer with the Securities and Exchange Commission in the United State of America, and to its knowledge is not in default of any materials required of or obligation under securities legislation of such jurisdictions.

3.4 Survival of the Purchaser’s Representations and Warranties

The representations and warranties of the Purchaser set forth in section 3.3 shall continue in full force and effect for the benefit of the Vendor and the Shareholders for a period of five (5) years from the Closing Date.

ARTICLE 4 COVENANTS

4.1 Taxes

The Purchase dose not assume and shall not be liable for any taxes whatsoever under or pursuant to applicable Taiwan, or United Stated taxation laws or any other taxes whatsoever which maybe or become payable or the Vendor or the Shareholders including, without limiting the generality of the foregoing, any taxes resulting from or arising as a consequence of the transfer of the Assets by the Vendor to the Purchaser herein contemplated, and the Vendor and Shareholders shall jointly and severally indemnify and save harmless the Purchaser from and against all such taxes.

4.2 Covenants of the Vendor and shareholders

(1)

The Vendor and the Shareholders jointly and severally shall ensure that the representations and warranties of the Vendor and the Shareholders herein are true and correct on the Closing Date and the conditions of closing for the benefit of the Purchaser have been performed or complied with on or before the Closing Date.

(2)

The Vendor and the Shareholders jointly and severally shall indemnify and save harmless the Purchaser from and against all losses, damages or expenses directly or indirectly suffered by the Purchaser (except consequential damages) resulting from any breech of any covenant of the Vendor and the Shareholders contained in the Agreement or, subject to Section 3.2 from any inaccuracy or misrepresentation in any representation or warranty set forth in Section 3.1.

(3)

The Vendor and the Shareholders jointly and severally shall permit the Purchaser, through its agents and representatives, to make such reasonable investigation prior to the Closing Date of the Assets and the Vendor’s Business and of the Vendor’s financial and legal condition as the Purchaser considers necessary or advisable to familiarize itself with the Assets and the Vendor’s Business and other matters, and the Vendor and the Shareholders shall supply any and all document records of the Vendor to the Purchaser and its agents and representatives as they may reasonably require. The Vendor and the Shareholders shall also permit the inspection of the Assets and the Vendor’s Business of the Vendor prior to the Closing Date by such federal, provincial, or municipal authorities as the Purchaser may require. Such investigations and inspections shall not however, affect or mitigate the Vendor and the Shareholder’s covenants, representations and warranties hereunder which shall continue in full force and effect.

(4)

The Vendor and the Shareholders shall, at the request of the Purchaser and at the Purchaser’s cost, execute and deliver any instruments, including but not limited to assignment of patents, patent right, trademarks, copy rights, suitable for registration with the appropriate governmental authority, to allow the Purchaser to perfect its interests in the tangible and intangible Assets conveyed pursuant to this Agreement.

(5)

The Vendor and the Shareholders each understand and acknowledge that the TransAKT Shares (and any securities issued upon exercise thereof) will be subject to resale restrictions imposed by the applicable securities legislation and regulatory authorities, including the minimum four month holding period applicable under Multilateral Instrument 45-102 “ Resale of Securities” The Vendor and the Shareholders each further acknowledge that such regulatory will require a legend to be placed on certificates representing the TransAKT Shares with respect to such resale restrictions.

4.3 Covenants of purchaser

(1)

The Purchaser will ensure that the representations and warranties of the Purchase herein are true and correct on the Closing Date and that the condition of the closing for the benefit of the Vendor have been performed or complied with on or before the Closing Date.

(2)

The Purchaser jointly and severally shay indemnify and save harmless the Vendor and the Shareholders from and against all losses, damages or expenses directly or indirectly suffered by the Vendor and the Shareholders except consequential damages resulting from and breech of any covenant of the Purchaser contained in this Agreement or, subject to Section 3.4 from any inaccuracy or misrepresentation in any representation or warranty set forth in Section 3.3

4.4 Financial Reporting

Not with standing any provision of this Agreement, the Purchaser may report in its financial statements from the Effective Date the gross revenue and expenses relating to the Assets and the Vendor’s Business.

4.5 Employment Agreements

(1)

The Purchaser, Vendor and the Shareholders hereby covenant and agree, on the Closing Date and effective and of the Effective Date that the key personnel will execute and deliver the Employment Agreements on the terms and conditions in Schedule “D”

(2)	The Purchaser may cause TransAKT Taiwan to execute and deliver the Employment Agreements on its behalf, in which case the Shareholders will be employees of TransAKT Taiwan.

4.6 Non-Competition Provisions

(1)

The Vendor covenants and agrees that during the period commencing on the Effective Date and ending five (5) years after the Closing Date, it will not, nor will it permit its officers, directors or employees, either directly or indirectly, engage in or conducts any business that is directly competitive to the Vendor’s Business or any other business conducted by the Purchaser as at the Closing Date.

(2)

The Employment Agreements to be executed between the Purchaser and the key personnel shall also contain a non-competition provision pursuant to which the key personnel will agree not to compete with the Purchaser for a period of two(2) years commencing on the date that the key personnel cease to be employees of the Purchaser, and that the key personnel will not be employed by, either directly or indirectly, carry on or be engaged or concerned or interested or assist any other person, corporation, and any other form of business association, which carries on any business that is directly competitive to the Vendor’s Business or any other business conducted by the Purchaser as at the Closing Date.

4.7 Independent Appraisal

On or before the Closing Date, the Purchaser shall obtain an independent appraisal of the Assets (the “Independent Appraisal”). The Independent Appraisal will be required by the Exchange. The Independent Appraisal shall be conducted by a qualified appraiser of the assets and business in the nature of the Assets and the Vendor’s Business and acceptable to each of the Purchaser and the Vendor, both acting reasonably, and the Exchange.

ARTICLE 5
CONDITIONS

5.1 Conditions for the benefit of the Purchaser

(1) The transfer by the acquisition by the Purchaser of the Assets is subject to the following conditions which are for the exclusive benefit of the Purchaser to be performed or complied with on or before the Closing Date:

(a) The representations and warranties of the Vendors and the Shareholders set forth in Section 3.1 shall be true and correct on the Closing Date with the same force and effect as if made at and as of such time:

(b)The Vendor and the Shareholders shall have performed or complied with all if the terms, covenants and conditions of this Agreement to be performed or complied with by the Vendor and the Shareholders of or before the Closing Date;

(c) The Purchaser shall be furnished with such certifications, affidavits or statutory declaration of the Vendor and the Shareholders as the Purchaser may reasonably think necessary in order to establish that the terms, covenants and conditions contained in this Agreement to have been performed or complied with by the Vendor and the Shareholders as the case may be, on or before the Closing Date have been performed and complied with and that the representations and warranties of the Vendor and the Shareholders herein given are true and correct on the Closing Date;

(d) No material change with respect to the Assets and the Vendor’s Business or the Shareholders shall have occurred between the date of signing of this Agreement and the Closing Date;

(e) All necessary steps and proceedings shall have been completed on order for the Assets to be duly and regularly transferred to and registered in the name

(f) The execution, delivery and performance by the Vendor of this Agreement and the consummation of the transactions contemplated hereby shall have been duly authorized by all necessary corporate action, including, without limitation, the consent and approval of the requisite number or percentage of directors and Shareholders of the Vendor;

(g) The consummation of the transactions contemplated hereby shall have been approved by the applicable foreign investment regulatory agency or commission, and any other applicable government or regulatory authority in Taiwan;

(h) The Vendor shall have duly executed and delivered the Bill of Sale and General Conveyance and shall have delivered actual and physical possession of the Assets to the Purchaser or TransAKT Taiwan on the direction of the Purchaser;

(k) The Purchaser completes all due diligence investigation, the result of which are satisfactory to the Purchaser in its sole discretion; and

(l) The form and legality of all matters incidental to the transfer by the Vendor and the acquisition by the Purchaser of the Assets shall be subject to the approval of the Purchaser’s legal counsel, acting reasonably.

(2) In case any term or covenant of the Vendor and the Shareholders or condition to be performed or complied with for the benefit of the Purchaser on or before the Closing Date shall have been performed or complied with on or before the Closing Date, the Purchaser may, without limiting any other right that it may have, as its sole option, either;

(a) Rescind this Agreement by notice to the Vendor and the Shareholder, and in such event the Purchaser shall be released from all obligations here under or

(b) Waive compliance with any such term, covenant or condition in whole or in part on such terms as may be agreed upon without prejudice to any of its right of rescission in the event of non-performance of any other term, covenant or condition in whole or in part;

and, if the Purchaser rescinds this Agreement pursuant to Section 5.1(2)(a) and the term, covenant or condition for which the Purchase has rescinded this Agreement was one that the Vendor and the Shareholders had covenanted, pursuant to Section4.2(1), to ensure had been performed or complied with, the Vendor and the Shareholders shall be jointly and severally liable to the Purchaser for any losses, damages or expenses incurred by the Purchaser as a result of such a breech; provided however that the Vendor and the Shareholders shall not be liable for any punitive, incidental, consequential or special damages arising therefrom.

5.2 Conditions for the Benefit of Vendor and the Shareholders

(1) The transfer by the Vendor and the acquisition by the Purchaser of the Asset are subject to the following conditions which are for the exclusive benefit of the Vendor and the Shareholder to be performed or complied with on or before the Closing Date;

a) The representations and warranties of the Purchaser set forth in Section 3.3 shall be true and correct on the Closing Date with the same force and effect as if made at and as of such time;

b) The Purchaser shall have performed or complied with all of the terms, covenants and conditions of this Agreement to be performed or complied with by the Purchaser on or before the Closing Date;

c) The Vendor and the Shareholders shall be furnished with such certificates, affidavits or statutory declarations of the Purchaser or of officers of the Purchaser as the Vendor may reasonably think necessary in order to establish that the terms, covenants and conditions contained in this Agreement to have been performed or complied with by the Purchaser on or before the Closing Date have been performed and complied with, and that the representations and warranties of the Purchaser herein given are true and correct on the Closing Date;

d) All necessary stops and proceedings shall have been taken to permit the TransAKT Shares to be duly and regularly issued to the Vendor;

e) The TransAKT Shares shall have been conditionally approved for listing by the Exchange, and subject to any other conditions or restrictions imposed by the Exchange or any other applicable securities regulatory authority; and

f) The form and legality of all matters incidental to the transfer by the Vendor and the acquisition by the Purchaser of the Assets and issuance and listing of the TransAKT Share shall be subject to the approval of the Vendor’s legal council, acting reasonably.

2) In case any term or covenant of the Purchaser or condition to be performed or complied with for the benefit of the Vendor on or before the Closing Date shall not have been performed or complied with on or before the Closing Date, the Vendor may, without limiting any other right it may have, at its sole option, either:

a) Rescind this Agreement by notice to the Purchaser, and in such event the Vendor shall be released from all obligations hereunder except for the loan pursuant to Section 4.7; or

b) Waive complied with any such term, covenant or condition in whole or in part on such terms as may be agreed upon without prejudice to any of its rights of rescission its rights of rescission in the event of non-performance of any other term, covenant or condition in whole or in part; and if the Vendor, rescinds this Agreement pursuant to Section 5.2(2)(a) and the term, covenant or condition for which the Vendor has rescinded this Agreement was one that the Purchaser had covenanted, pursuant to Section 4.3(1), to ensure had been performed to complied with, the Purchaser shall be liable to the Vendor for any losses, damaged or expenses incurred by the Vendor as the result breech; provided however that the Purchaser shall not be liable for any punitive, incidental, consequential or special damages arising therefrom.

ARTICLE 6
GENERAL

6.1 Further Assurances

The Purchaser, the Vendor and each of the Shareholders, on their own behalf and on the behalf of the Vendor, shall from time to time execute and deliver all such further documents and instrument and dl all acts and thins such as the other party may, either before or after the Closing Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement

6.2 Time of the Essence

Time shall be of the essence of this Agreement.

6.3 Commissions

The Vendor shall indemnify and save harmless the Purchaser from and against any claims whatsoever for any commission or other remuneration payable or alleged to be payable to any person in respect of the transfer of the Assets, whether such person purports to act have acted for the Vendor or the Purchaser in connection with the transfer of the Assets.

6.4 Legal and Accounting Fees

Each of the parties hereto shall pay their respective legal and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant hereto and any other costs and expenses whatsoever and howsoever incurred.

6.5 Public Announcements

No public announcement or press release concerning the transfer of Assets shall be made by the Vendor or the Purchaser without the prior consent and joint approval of the Vendor and the Purchaser.

6.6. Benefit of the Agreement

This Agreement shall ensure to the benefit of and be binding upon the respective heirs, executers, administrators, successors and permitted assigns of the parties hereto.

6.7 Entire Agreement

This Agreement constitutes the entire agreement between the parties, hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto, including without limitation that certain Assets Sale and Purchase Agreement dated May 3, 2012 between the Vendor and the Purchaser. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express implied or statutory, between the parties other than as expressly set forth in this Agreement.

6.8 Amendments and Waiver

No modification or amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by all of the parties hereto and no waiver of any breech of any term or provision of this agreement shall be effective or binding unless made in writing, and signed by the party purporting to give the same and, unless otherwise provided, shall be limited to the specific breach waived.

6.9 Assignment

This Agreement may not be assigned by any of the parties hereto.

6.10 Notices

Any demand, notice or other communication to be given in connection with this Agreement shall be given in writing and shall be given by personal delivery, by registered mail or by electronic means of communication addressed to the recipient as follows:

To the Vendor and the Shareholders:

VAT (Vendor)

Attention: CHEN YU-WEN

To the Purchaser:

TRANSAKT LTD.

Attention: JAMES WU

#115-6268 Spring Mountain RD.

Las Vegas Nevada NV89146

Fax: 403-266-5732

Email: JAMES@TRANSAKTLTD.COM

Or to such other address, individual or electronic communication number as may be designated by notice given by either party to the other. Any demand, notice or communication given by personal delivery shall be conclusively deemed to be given on the day of actual delivery thereof and, if given by registered mail and, if given by electronic communication, on the day of the transmittal thereof if given during the normal business hours of the recipient and on the Vendors Business Day during which such normal business hours next occur if not given during such hours on any day. If the party giving any demand, notice or communication shall not be mailed but shall be given by personal delivery or by electronic communication.

6.11 Government Law

This Agreement shall be governed by and construed in accordance with the laws of the Taiwan, Republic of China Applicable therein.

6.12 Attornment

For the purpose of all legal proceedings this Agreement shall be deemed to have been performed in the Province of Taiwan and the courts of the Province of Taiwan shall have jurisdiction to entertain any action arising under this Agreement. The parties each hereby attorns to the jurisdiction of the courts of the Province of Taiwan.

IN WITNESS WHEREOF the parties have executed this Agreement on the date first mentioned above.

PURCHASER:	VENDOR
TRANSAKT LTD	VEGFAB AGRICULTURAL TECHNOLOGY CO.LTD

/s/ James Wu	/s/ Chen Yu Wen
James Wu	Chen Yu Wen

Witness	Witness

Witness	Witness

SCHEDULE “G”
EXECLUDED ASSETS AND LIABILITIES

1)	All outstanding accounts payable
2)	All outstanding accounts receivable
3)	All existing inventory
4)	Any and all outstanding debts whether short or long term
5)	Any liabilities associated with commitments not specifically accepted by the Purchaser in writing
6)	Cash, bank deposits, or overdrafts

SCHEDULE “D”
FORM OF EMPLOYMENT AGREEMENT

EMPLOYMENT AGREETMENT

THIS AGREEMENT made this  3rd day  of    MAY , 2012

BETWEEN

TransAKT Taiwan Co. Ltd.,
a corporation carrying on business in the City of Taipei, in the Country of Taiwan
(Hereinafter called “TransAKT Taiwan”)

                                And

LIN MING TSUN,
an individual residing in the City of MIAO-LI, In the Country of Taiwan
(Hereinafter called the “Employee”)

(TransAKT Taiwan and the Employee are also referred to individually as a Party” and collectively as the “Parties”)

WHEREAS the Parties are have caused TransAKT Taiwan to engage the services of the Employee;

AND WHEREAS the Parties are desirous of entering into this Agreement to outline to outline the terms and conditions applicable to the employment of the Employee with TransAKT Taiwan;

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement (the receipt and sufficiency of which are acknowledged by each of TransAKT Taiwan and the Employee), TransAKT Taiwan and the Employee as follows:

ARTICLE 1
TERM OF EMPLOYMENT

1.1 Term

The term of the employee’s employment under this Agreement (the “Term”) commences as of the date of this Agreement and continues until this Agreement is terminated pursuant to Article 7.

ARTICLE 2
EMPLOYEE’S DUTIES AND RESPONSIBILITIES

2.1 General Duties and Responsibilities

The Employee agrees that he/she will faithfully, industriously and to the best of his/her skill, ability, experience and talents, perform all of the general duties and responsibilities as directed from time to time by the management or directors of TransAKT Taiwan (collectively the “Services”).

2.2 Compliance with Procedures

In carry out the Service the Employee will comply with all policies, procedures, rules and regulations of TransAKT Taiwan, both written and oral, as they are changed and adopted from time to time, and carry out the Services in a diligent, faithful and honest manner.

2.3 Directions

The Employee agrees to take directions and instructions from the President of TransAKT Taiwan or from any person designated by the President of TransAKT Taiwan.

2.4 No Constructive Dismissal

The employee acknowledges and agrees that the Services may be changed by TransAKT Taiwan in its sole discretion without causing termination or this Agreement. The Employee further acknowledges and agrees that in performing the Services, the Employee may be required by TransAKT Taiwan to relocate and that such relocation will not cause termination of this Agreement.

2.5 No Conflict

Throughout the Term, the Employee will serve TransAKT Taiwan faithfully and to the best of his ability and will devote his full working time and attention to the performance of the Services. The Employee further agrees not to work on a part time or independent contracting basis for any other business or enterprise during the Term without the prior written consent of TransAKT Taiwan which shall not be unreasonably withheld. Should TransAKT Taiwan grant such consent, the Employee further acknowledges and agrees that his services to such third party must not create a conflict of interest or potential conflict of interest vis-à-vis his duties and responsibilities to TransAKT Taiwan. The Employee must immediately advise TransAKT Taiwan, in writing, of any conflict of interest or potential conflict of interest, including but not limited to the performance of service for a competitor of TransAKT Taiwan or the performance services to a third party during the regular business hours of TransAKT Taiwan.

2.6 Compliance with Laws

The Employee shall, in the performance of this Agreement, comply with all applicable laws, regulations and orders of Canada and of any province or political or territorial subdivision, including, but not limited to, laws, regulations and orders pertaining to labour, wages, hours of work and other similar provisions.

ARTICLE 3
DISPOSITION OF SECURITIES BY THE EMPLOYEE

3.1 No Trade Period

The Employee covenants and agrees that he will not dispose of or sell in the market any TransAKT Taiwan securities that the Employee beneficially, directly or indirectly owns, or any TransAKT Taiwan securities that the Employee exercises control or direction over, at any time while Trans AKT Taiwan is in the process of completing a private placement or prospectus financing (the “No Trade Period”). The No Trade Period commences upon the issuance by TransAKT Taiwan of the press release disclosing such financing, TransAKT Taiwan undertakes to promptly advise the Employee of the commencement and termination of the No Trade Period.

3.2 Insider Trading

The Employee covenants and agrees to provide to TransAKT Taiwan an insider trading report within ten(10) days of disposing of selling transAKT Taiwan securities that the Employee beneficially, directly or indirectly owns or TransAKT Taiwan securities that the Employee exercise control or direction over.

ARTICLE 4
CONFIDENTIAL INFORMATION AND PROPRIETARY RIGHTS

4.1 Confidential Information

For the purposes of this Agreements, “Confidential Information” means any information, technology or technical data of or relating to TransAKT Taiwan and its respective affiliates associates which is of a confidential and proprietary nature, including but not limited to trade secret, know-how, inventions, innovations, techniques, processes, formulas, drawings, designs, products, systems, creations, expressions, improvements, computer programs, documentation, data, specifications, operating instructions, service manuals, technical reports, customer lists, financial information, sales and marking plans and any other thing or documentation whatsoever, whether copyright or copyrightable or patentable or unpatentable.

4.2 Permitted Use

The Employee shall not make use of the Confidential Information other than as required for the performance of the Services under this Agreement.

4.3 Exceptions

The Employee shall not, without the prior written consent of TransAKT Taiwan, divulge or allow access to the Confidential Information to any third party, except where; a) Such Confidential Information is available to the public generally in the form disclosed; or b) Such disclosure of the Confidential Information is compelled by applicable law.

4.4 Developments

For the purposes of this Agreement, “Developments” means any part of the Confidential Information which is directly related to the business of TransAKT Taiwan, and which the Employee either by himself or in conjunction with any third party has conceived, made, developed, acquired, or acquired knowledge of during his employment by TransAKT Taiwan or which the Employee, either by himself or in conjunction with any third party, shall conceive, make develop, acquire, knowledge of during the Term or at any time thereafter during which he is employed by TransAKT Taiwan.

4.5 Ownership of Developments

All Development shall become and remain the sole and exclusive property of TransAKT Taiwan, regardless of whether such Developments were conceived, made, developed or acquired during the regular business hours of TransAKT Taiwan or on the business premises of TransAKT Taiwan.

4.6 Assignment of Developments

The Employee irrevocably, exclusively and absolutely assigns transfers and conveys to TransAKT Taiwan in perpetuity all world wide right, title, and interest in and to any and all Developments, including but not limited to the right to effects any registration in the world to protect the foregoing rights. TransAKT Taiwan shall have the sole, absolute and unlimited right throughout the world to protect the Development by patent, copyright, industrial design, trademark, or otherwise and to make, have made, use, reconstruct, repair, modify, reproduce, publish, distribute, and sell the Developments, in whole or in part, or combine the Developments with any other matter, or not use the Developments at all as TransAKT Taiwan see fit.

4.7 Waiver or Moral Rights

The Employee irrevocably waives in favour of TransAKT Taiwan, its successors, assigns and licenses, the Employee’s moral rights and those of his employees and agents, if any, in all Developments created or produced pursuant to the Agreement.

4.8 Further Assurance

The Employee agrees that, both before and after the termination of this Agreement, the Employee shall perform such further acts and execute and deliver further instruments, writings, documents, and assurances (including, without limitation, specific assignments and other documentation which may be required anywhere in the world to register evidence of ownership of the rights to assigned pursuant hereto) as TransAKT Taiwan shall reasonably require in order to give full effect to the true intent and purpose of the assignment made under Article 4.6

4.9 Survival

The provisions of this Article 4 shall survive termination of this Agreement and endure to the benefit of and be binding upon the Parties hereto, their respective heirs, executors, administrators, successors, assigns and licenses.

ARTICLE 5
NON-COMPETITION AND NON-SOLICITATION

4.1 Non-Competition

Until two(2) years after the end of employment with TransAKT Taiwan, the Employee will not, unless acting under this Agreement or with the prior written consent of TransAKT Taiwan, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant, or otherwise with or use or permit his name to be use in connection with, any business or enterprise engaged in activities or operations that are in direct competition with TransAKT Taiwan. It is recognized by the Employee that the business of TransAKT Taiwan and the other subsidiaries or divisions of TransAKT Taiwan and the Employees connection with these business, subsidiaries or divisions is or will be international in scope, and that geographical limitations on this non-competition covenant( and the non-solicitation covenant set forth in Article 5.2) are not appropriate.

5.2 Non-Solicitation

Until two (2) years after the end of employment with TransAKT Taiwan, the Employee agrees that he will not, either directly or indirectly, call on or solicit:

a)

Any person, who at the time of such termination was, or within five(5) years prior to such termination had been, a customer of TransAKT Taiwan, or any of its subsidiaries and affiliates with respect to the activities prohibited by Article 5.1; or

b)

The employment of any person who was employed by TransAKT Taiwan, or any of its subsidiaries and affiliates on a full or part-time basis at the time of the Employees termination of employment, unless such person (i) was involuntarily discharged by TransAKT Taiwan or such affiliate, or (ii) voluntarily terminated his relationship with TransAKT Taiwan or such affiliate prior to the Employee’s termination of employment.

5.3 Remedies

The Employee acknowledges and agrees that an actual or threatened violation of the provision of this Article 5 will cause TransAKT Taiwan immediate and irreparable harm, damage and injury, which cannot be fully compensated by an award of damages or other remedies at law. Accordingly, in addition to all other remedies available to TransAKT Taiwan, TransAKT Taiwan shall be entitle to seek and procure specific performance of the obligations of the Employee under this Agreement by injunction or any other remedy available at law or in equity.

ARTICLE 6
COMPENSATION

6.1 Compensation

TransAKT Taiwan shall pay the Employee for the performance of the Services provided for under this Agreement at the rates and on the terms and conditions described in Schedule”A” attached to this Agreement.

ARTICLE 7
TERMINATION

7.1 Cause

Nothings in this Agreement shall be construed to prevent its terminated by TransAKT Taiwan at any time for “cause”. For purposes of this Agreement, ”cause” shall mean a breach or failure of the employee, of any of the terms, or provisions of this Agreement to comply fully with the lawful directives of TransAKT Taiwan any dishonesty, misconduct, self-dealing, misuse of any corporate opportunity, conviction at any time of crime involving moral turpitude, substance abuse, fraud (whether civil or criminal), misappropriation of funds, disparagement of TransAKT Taiwan( or other management or employees), or other proper cause, whether past, present or future, Such termination shall be effected by delivery of notice by TransAKT Taiwan to the Employee and shall be effective as of the date of such notice. TransAKT Taiwan’s liability, if any, for payments to the Employee by virtue of any termination of the Employee’s employment under this Agreement shall be reduced to the extent of any earnings received for the benefit of the Employee during any unexpired part of the Term.

7.2 Notices by TransAKT Taiwan

To terminate the Employees employment under this Agreement, TransAKT Taiwan shall give the Employee written termination notice equal to the statutory minimum notice periods required.

7.3 Termination by Employee

The Employee may not terminate his employment with TransAKT Taiwan for minimum of three years after which the Employee may terminate his employment under this Agreement by providing at least one (1) month prior written notice.

7.4 Obligations upon Termination

Upon termination of this agreement under Article 7.1 the Employee shall immediately:

(a)

Cease to represent himself as providing any duties or services, including the Services, to TransAKT Taiwan and shall cease to use any documentation or advertising of TransAKT Taiwan and shall take all reasonable action as may be necessary to remove such; identification as a representative of TransAKT Taiwan; and

(b)	Deliver up to TransAKT Taiwan all Confidential Information and Developments describe in Article 4 whether the same is in the Employee’s actual possession or under the Employee’s control.

ARTICLE 8
ARBITRATION

8.1 Dispute Resolution and Arbitration

The Parties shall attempt to resolve any disputes relation to this Agreement through amicable and good faith discussions among their representatives. For any disputes that may not be resolved within thirty (30) days of such amicable and good faith discussions, either Party may serve notice to the other Party requiring the matter to be referred to arbitration to be held in Taiwan, in accordance with the Arbitration Act, R.S.A. 1980, c. A43.1. Any final award rendered in such arbitration shall be final and binding upon both Parties.

ARTICLE 9
GENERAL

9.1 Severability

In the event that any provisions contained in this Agreement shall be declared invalid, illegal or unenforceable by a court or other lawful authority of competent jurisdiction, this Agreement shall continue in force with respect to the enforceable provisions and all rights and remedies accrued under the enforceable provisions shall survive any such declaration, and any non-enforceable provision shall to the extent permitted by law be replaced by a provision which, being valid, comes closest to the intention underlying the invalid, illegal unenforceable provision.

9.2 Amendments in Writing

No amendment, modification or rescission of this Agreement shall be effective unless set forth in writing and signed by the Parties or a duly authorized representative of each Party.

9.3 Waiver

No provision under this Agreement shall be deemed waived and no breach excused, unless such waiver or consent excusing the breach shall be in writing and signed by the Party to be charged with such a waiver or consent. A waiver by a Party of any provision of this Agreement shall not be construed as a waiver of a further breach of the same provision.

9.4 Survival of Terms

Any term of conditions of this Agreement are expressed to be applicable or may extend beyond termination of this Agreement shall survive and continue in full force and effect, except to the extent expressly set under this Agreement.

9.5 Notices

All notices as required under this Agreement shall be provided by registered mail or telecopies to the Parties at the addresses as follows:

(a)	To TransAKT Taiwan:
No.3, Lane 141, Sec. 3, Beishen Rd.,
Shenkeng Township,
Taipei County 222, Taiwan (R.O.C.)

(b)	To the Employee:
	LIN MING TSUN	HSIAO CHEN YI
	LIN CHIA CHING	CHOU JEN LIANG
LIN HSIEH TUNG

For the purposes of this Agreement, “ Business Day” means a day on which commercial enterprises are ordinarily open for business and excludes Saturdays, Sundays, civic and statutory holidays. Any notice, direction or other instrument shall, if delivered, be deemed to have been given and received on the day on which it was so delivered, and if not a Business Day, then on the Business Day next following the day of delivery. In the event of an interruption in postal services, any notice, direction or other instrument shall, if mailed, be deemed to have been given and received on the third Business Day following the day that postal services resume. If for any reason, the method for giving notice selected by a Party is impractical, that Party shall be obliged to select an alternative method of giving notice. Any Party may change its address for notice in the aforesaid manner.

9.6 Time

Time shall be of the essence of this Agreement.

9.7 Further Assurances

Each Party will promptly execute and deliver to each remaining Party such further documents and assurances and take such further action as such remaining Party may reasonably request in order to more effectively carry out the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created under this Agreement.

9.8 Headings

The headings in this Agreement are inserted for convenience of reference only and shall not affect construction or interpretation of this Agreement.

9.9 Governing Law

This Agreement shall be governed by and construed and interpreted in accordance with the laws of Taiwan, Republic of China.

9.10 Number and Gender

Wherever in this Agreement the masculine, feminine used, it shall be construed as including all genders; and wherever the singular number is used, it shall be deemed to include versa, where the context so requires.

9.11 Entire Agreement

This Agreement constitutes the entire agreement between the Parties and there are no statements, representations, warranties, undertakings or agreements, written or oral, express or implied between the Parties hereto except as herein set forth in this Agreement.

9.12 Assignment

This Agreement may not be assigned to any third party by the Employee without the express written consent of TransAKT Taiwan. Subject to this paragraph 9.12, this Agreement and everything contained in this Agreement shall ensure to the benefit of and be binding upon the Parties together with their personal representatives, successors and permitted assigns, if any.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

Per:

Per:

Signature of Witness